Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
America West Holdings Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 21, 2004, relating to the consolidated balance sheet of America West Holdings Corporation and subsidiaries as of December 31, 2003 and the related consolidated statement of operations, cash flows and stockholders’ equity and comprehensive income (loss) for the year ended December 31, 2003, and the related consolidated financial statement schedule, which reports appear in the December 31, 2003 annual report on Form 10-K of America West Holdings Corporation.

/s/ KPMG LLP

Phoenix, Arizona
August 10, 2004